Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES THIRD QUARTER 2021 RESULTS

Third Quarter 2021 Highlights

•Net income of $390.7 million and record adjusted EBITDA of $707.0 million
•ECU Profit Contribution Index improved by 16% compared to second quarter
•Epoxy and Winchester achieved record quarterly segment earnings

Clayton, MO, October 21, 2021 – Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2021.

Third quarter 2021 reported net income was $390.7 million, or $2.38 per diluted share, which compares to third quarter 2020 reported net loss of $736.8 million, or $4.67 per diluted share. Third quarter 2021 adjusted EBITDA of $707.0 million excludes depreciation and amortization expense of $145.2 million and restructuring charges of $3.6 million. Third quarter 2020 adjusted EBITDA was $195.5 million. Sales in the third quarter 2021 were $2,340.1 million compared to $1,437.6 million in the third quarter 2020.

Scott Sutton, Chairman, President and Chief Executive Officer, said, “Solid quarterly adjusted EBITDA was achieved despite production interruptions from hurricanes, raw material cost volatility, and supply-chain disruptions. Our third quarter performance continues to demonstrate the resilience of our unique winning model that adapts in real-time to prioritize ‘value first’ amid a backdrop of improving structural fundamentals. Olin drove sequential pricing improvement in the third quarter 2021 for chlorine, chlorine derivatives, including epoxy resins, and caustic soda.

“We expect Chlor Alkali Products and Vinyls fourth quarter segment results to increase sequentially, while the Epoxy and Winchester segment fourth quarter results are expected to seasonally decline from third quarter 2021 levels. Overall, we also expect fourth quarter 2021 adjusted EBITDA to be comparable to or slightly lower than third quarter 2021 levels.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2021 were $1,062.4 million compared to $755.1 million in the third quarter 2020. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing, partially offset by lower volumes. Third quarter 2021 segment earnings were $263.0 million compared to $37.8 million in the third quarter 2020. The $225.2 million increase in segment earnings was primarily due to higher pricing across all products. The segment earnings also reflected lower volumes and higher raw material and operating costs. Chlor Alkali Products and Vinyls third quarter 2021 results included depreciation and amortization expense of $116.7 million compared to $112.1 million in the third quarter 2020.

EPOXY

Epoxy sales for the third quarter 2021 were $877.7 million compared to $476.1 million in the third quarter 2020. The increase in Epoxy sales was primarily due to higher pricing. Third quarter 2021 segment earnings were $215.2 million compared to $14.9 million in the third quarter 2020. The $200.3 million increase in Epoxy segment earnings was primarily due to higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs. The segment earnings also reflected higher operating costs. Epoxy third quarter 2021 results included depreciation and amortization expense of $21.1 million compared to $23.9 million in the third quarter 2020.

WINCHESTER

On October 1, 2020, Winchester began operating the Lake City U.S. Army Ammunition Plant (Lake City). Winchester sales for the third quarter 2021 were $400.0 million compared to $206.4 million in the third quarter 2020. Third quarter 2021 segment earnings were $115.3 million compared to $21.0 million in the third quarter 2020. The increase in third quarter sales and segment earnings was primarily due to higher commercial and military sales, which included ammunition produced at Lake City, and higher commercial ammunition pricing. The segment earnings were also impacted by higher commodity and other materials costs. Winchester third quarter 2021 results included depreciation and amortization expense of $5.7 million compared to $5.0 million in the third quarter 2020.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the third quarter of 2021 decreased $6.9 million compared to the third quarter 2020 primarily due to lower costs associated with the absence of implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs. This project was completed in late 2020. This reduction was partially offset by higher incentive costs, which includes mark-to-market adjustments on stock-based compensation.

Third quarter 2021 charges to income for environmental investigatory and remedial activities were $3.6 million compared to $12.5 million in the third quarter 2020. The charges for the third quarter 2020 relate primarily to future remedial and investigatory activities associated with a former manufacturing site.

CASH, DEBT REDUCTION AND SHARE REPURCHASES

The cash balance on September 30, 2021, was $306.1 million. During 2021, Olin has reduced debt by $851.1 million, ending third quarter 2021 with net debt of $2,718.5 million and a net debt to adjusted EBITDA ratio of 1.3 times. Through a combination of improved adjusted EBITDA, disciplined capital spending and debt reduction, Olin expects its net debt to adjusted EBITDA ratio to improve to approximately one time by year end 2021. For the full year 2021, Olin is targeting debt reduction of approximately $1.1 billion using cash generated from operations.

During third quarter 2021, approximately 1.5 million shares of common stock were repurchased at a cost of $68.3 million. In 2021, Olin expects, at a minimum, for share repurchases to cover dilution. As of September 30, 2021, Olin had approximately $236 million available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss third quarter 2021 financial results at 9:00 a.m. Eastern time on Friday, October 22, 2021. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the third quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful implementation of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•failure to control costs or to achieve targeted cost reductions;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•the failure or an interruption of our information technology systems;
•our substantial amount of indebtedness and significant debt service obligations;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental COVID-19 vaccine mandates;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
•failure to attract, retain and motivate key employees;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in our pension plan;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•changes in, or failure to comply with, legislation or government regulations or policies, including changes within the international markets in which we operate;
•unexpected litigation outcomes;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
•various risks associated with our Lake City U.S. Army Ammunition Plant contract, including performance and compliance with governmental contract provisions.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2021-23

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Sales	$2,340.1	$1,437.6	$6,480.2	$4,103.9
Operating Expenses:
Cost of Goods Sold	1,679.8	1,307.4	4,815.8	3,917.3
Selling and Administration	107.2	112.7	314.7	309.1
Restructuring Charges	3.6	1.3	24.5	4.7
Goodwill Impairment	—	699.8	—	699.8
Other Operating Expense	0.5	0.2	—	0.1
Operating Income (Loss)	549.0	(683.8)	1,325.2	(827.1)
Interest Expense(b)	54.0	74.6	204.4	207.1
Interest Income	0.1	0.1	0.2	0.4
Non-operating Pension Income	9.2	4.9	26.7	14.4
Income (Loss) before Taxes	504.3	(753.4)	1,147.7	(1,019.4)
Income Tax Provision (Benefit)(c)	113.6	(16.6)	157.6	(82.5)
Net Income (Loss)	$390.7	$(736.8)	$990.1	$(936.9)
Net Income (Loss) Per Common Share:
Basic	$2.44	$(4.67)	$6.21	$(5.94)
Diluted	$2.38	$(4.67)	$6.07	$(5.94)
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	160.1	157.9	159.4	157.8
Average Common Shares Outstanding - Diluted	163.9	157.9	163.0	157.8

(a)Unaudited.
(b)Interest expense for the three and nine months ended September 30, 2021 included a loss on extinguishment of debt of $8.7 million and $47.6 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt. Interest expense for the nine months ended September 30, 2020 included $1.6 million for write-off of deferred debt issuance costs and $4.0 million related to the 2020 ethylene payment discount.
(c)Income tax provision (benefit) for the nine months ended September 30, 2021 included a benefit of $82.8 million primarily associated with the release of the valuation allowance in the second quarter 2021 related to deferred tax assets of our German operations. Due to the improved operating results and business outlook for our German operations, Olin expects that net operating loss carryforwards and other deductible amounts in Germany will ultimately be realized against future income.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Sales:
Chlor Alkali Products and Vinyls	$1,062.4	$755.1	$2,896.7	$2,166.2
Epoxy	877.7	476.1	2,390.3	1,350.7
Winchester	400.0	206.4	1,193.2	587.0
Total Sales	$2,340.1	$1,437.6	$6,480.2	$4,103.9
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$263.0	$37.8	$703.0	$(53.5)
Epoxy	215.2	14.9	445.7	13.6
Winchester	115.3	21.0	310.3	47.5
Corporate/Other:
Environmental Expense(b)	(3.6)	(12.5)	(8.6)	(17.9)
Other Corporate and Unallocated Costs(c)	(36.8)	(43.7)	(100.7)	(112.2)
Restructuring Charges	(3.6)	(1.3)	(24.5)	(4.7)
Goodwill Impairment	—	(699.8)	—	(699.8)
Other Operating Expense	(0.5)	(0.2)	—	(0.1)
Interest Expense(d)	(54.0)	(74.6)	(204.4)	(207.1)
Interest Income	0.1	0.1	0.2	0.4
Non-operating Pension Income	9.2	4.9	26.7	14.4
Income (Loss) before Taxes	$504.3	$(753.4)	$1,147.7	$(1,019.4)

(a)Unaudited.
(b)Environmental expense for the nine months ended September 30, 2021 included $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Other corporate and unallocated costs for the three and nine months ended September 30, 2020 included information technology integration project charges of $25.5 million and $60.6 million, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Interest expense for the three and nine months ended September 30, 2021 included a loss on extinguishment of debt of $8.7 million and $47.6 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt. Interest expense for the nine months ended September 30, 2020 included $1.6 million for write-off of deferred debt issuance costs and $4.0 million related to the 2020 ethylene payment discount.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2021	2020	2020
Assets:
Cash and Cash Equivalents	$306.1	$189.7	$282.7
Accounts Receivable, Net	1,041.7	770.9	714.9
Income Taxes Receivable	3.0	15.1	22.0
Inventories, Net	826.8	674.7	608.4
Other Current Assets	127.7	66.7	44.5
Total Current Assets	2,305.3	1,717.1	1,672.5
Property, Plant and Equipment (Less Accumulated Depreciation of $3,997.2, $3,719.8 and $3,602.4)	2,934.5	3,171.0	3,179.8
Operating Lease Assets, Net	386.8	360.7	376.0
Deferred Income Taxes	104.9	11.2	36.3
Other Assets	1,152.4	1,191.3	1,177.0
Intangibles, Net	348.5	399.4	404.9
Goodwill	1,420.3	1,420.2	1,420.1
Total Assets	$8,652.7	$8,270.9	$8,266.6
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$201.1	$26.3	$1.2
Accounts Payable	811.7	729.2	614.7
Income Taxes Payable	62.1	10.7	14.2
Current Operating Lease Liabilities	78.1	74.7	76.2
Accrued Liabilities	434.0	358.0	335.8
Total Current Liabilities	1,587.0	1,198.9	1,042.1
Long-term Debt	2,823.5	3,837.5	3,959.5
Operating Lease Liabilities	314.7	291.6	305.0
Accrued Pension Liability	654.2	733.3	766.5
Deferred Income Taxes	526.8	443.2	410.9
Other Liabilities	358.6	315.6	313.5
Total Liabilities	6,264.8	6,820.1	6,797.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 159.4 Shares (158.0 and 157.9 in 2020)	159.4	158.0	157.9
Additional Paid-in Capital	2,133.1	2,137.8	2,129.9
Accumulated Other Comprehensive Loss	(643.8)	(689.9)	(728.2)
Retained Earnings (Accumulated Deficit)	739.2	(155.1)	(90.5)
Total Shareholders’ Equity	2,387.9	1,450.8	1,469.1
Total Liabilities and Shareholders’ Equity	$8,652.7	$8,270.9	$8,266.6

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2021	2020
Operating Activities:
Net Income (Loss)	$990.1	$(936.9)
Goodwill Impairment	—	699.8
Stock-based Compensation	5.0	7.1
Loss on Debt Extinguishment	47.6	—
Depreciation and Amortization	432.4	425.1
Deferred Income Taxes	(25.2)	(61.6)
Qualified Pension Plan Contributions	(1.0)	(1.3)
Qualified Pension Plan Income	(20.8)	(8.7)
Changes in:
Receivables	(291.6)	57.0
Income Taxes Receivable/Payable	64.8	(14.0)
Inventories	(161.8)	90.5
Other Current Assets	18.4	(7.2)
Accounts Payable and Accrued Liabilities	157.9	52.9
Other Assets	(9.2)	(4.1)
Other Noncurrent Liabilities	41.3	0.9
Other Operating Activities	3.8	5.8
Net Operating Activities	1,251.7	305.3
Investing Activities:
Capital Expenditures	(135.8)	(223.3)
Payments under Ethylene Long-Term Supply Contracts	—	(461.0)
Payments under Other Long-Term Supply Contracts	—	(75.8)
Net Investing Activities	(135.8)	(760.1)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(851.1)	620.7
Debt Early Redemption Premiums	(37.7)	—
Common Stock Repurchased and Retired	(68.3)	—
Stock Options Exercised	58.3	0.5
Dividends Paid	(95.8)	(94.7)
Debt Issuance Costs	(3.8)	(9.9)
Net Financing Activities	(998.4)	516.6
Net Increase in Cash and Cash Equivalents	117.5	61.8
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.1)	—
Cash and Cash Equivalents, Beginning of Year	189.7	220.9
Cash and Cash Equivalents, End of Period	$306.1	$282.7

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$390.7	$(736.8)	$990.1	$(936.9)
Add Back:
Interest Expense	54.0	74.6	204.4	207.1
Interest Income	(0.1)	(0.1)	(0.2)	(0.4)
Income Tax Provision (Benefit)	113.6	(16.6)	157.6	(82.5)
Depreciation and Amortization	145.2	142.1	432.4	425.1
EBITDA	703.4	(536.8)	1,784.3	(387.6)
Add Back:
Restructuring Charges	3.6	1.3	24.5	4.7
Environmental Recoveries(b)	—	—	(2.2)	—
Information Technology Integration Project(c)	—	25.5	—	60.6
Goodwill Impairment	—	699.8	—	699.8
Certain Non-recurring Items(d)	—	5.7	—	12.3
Adjusted EBITDA	$707.0	$195.5	$1,806.6	$389.8

(a)Unaudited.
(b)Environmental recoveries for the nine months ended September 30, 2021 included insurance recoveries for costs incurred and expensed in prior periods.
(c)Information technology integration project charges were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Certain non-recurring items for the three and nine months ended September 30, 2020 included $5.7 million and $12.3 million, respectively, of charges related to the Lake City facility transition.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Trailing Twelve Months Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items for the previous twelve months. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	September 30,	December 31,	September 30,
(In millions)	2021	2020	2020
Current Installments of Long-term Debt	$201.1	$26.3	$1.2
Long-term Debt	2,823.5	3,837.5	3,959.5
Total Debt	3,024.6	3,863.8	3,960.7
Less: Cash and Cash Equivalents	(306.1)	(189.7)	(282.7)
Net Debt	$2,718.5	$3,674.1	$3,678.0

Trailing Twelve Months Adjusted EBITDA(b)	$2,052.8	$636.0	$563.0

Net Debt to Adjusted EBITDA	1.3	5.8	6.5

(a)     Unaudited.
(b)     Trailing Twelve Months Adjusted EBITDA as of September 30, 2021 is calculated as the nine months ended September 30, 2021 plus the year ended December 31, 2020 less the nine months ended September 30, 2020. Trailing Twelve Months Adjusted EBITDA as of September 30, 2020 is calculated as the nine months ended September 30, 2020 plus the year ended December 31, 2019 less the nine months ended September 30, 2019.